MARCUM & KLIEGMAN LLP
                              ---------------------
                    CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS
      A LIMITED LIABILITY PARTNERSHIP CONSISTING OF PROFESSIONAL CORPORATIONS




May 27, 2004




Securities and Exchange Commission
450 Fifth Street, N.W. Washington,
D.C. 20549

Re:   File No. 0-2616
      Consumers Financial Corporation (the "Company")

We have read the Company's statements included pursuant to Item 4 to its Current Report on Form 8-K signed May 27, 2004. At the request of the Company, we hereby state that we do NOT agree with the statements included in Item 4 of the Form 8-K that relate to our firm. The Company never informed us, on May 21, 2004, that we were terminated as the Company's independent accountants. In fact, we were never made aware of the Company's purported termination of us until we received a letter from the Company's President, and a draft of the Form 8-K, by facsimile transmission yesterday, May 26th.

This firm had previously advised the Company that additional audit procedures and steps needed to be performed by us prior to this firm providing its written authorization for the Company to file its Form 10-K, for the fiscal year ended December 31, 2003, and to have the Company associate our firm's name with the audited financial statements contained therein. Similarly, we had previously advised the Company that additional review procedures and steps needed to be performed by us prior to this firm providing its written authorization for the Company to file its Form 10-Q/A for the quarter ended September 30, 2003. Notwithstanding the communications from a member of our auditing staff to the Company on May 21st, both the Audit Committee of the Company, prior to May 21st, as well as the Company's interim CFO, on May 24th, both understood that we had NOT completed all of our required audit procedures and steps, and that this firm had not provided either our written authorization to have our firm's name be associated with the audited financial statements of the Company, or to have this firm's independent auditors' report be filed with the SEC, or to have the Company file the Form 10-K and Form 10Q/A with the SEC. Nevertheless, without this firm's expressed authorization to do so, the Company unilaterally filed its Form 10-K and Form 10-Q/A with the SEC late in the afternoon on May 24th, which Form 10-K improperly associated our firm's name with the audited financial statements of the Company. The Company NEVER received this firm's written authorization as required by its engagement letter and other written communication.


  655 THIRD AVENUE o 16th Floor o NEW YORK. NEW YORK 10017 O TEL 212-981-3000
                               o FAX 212-981-3001

         WOODBURY    NEW YORK    GREENWICH    GRAND CAYMAN    RIVERHEAD

                                  WWW.MKLLP.COM

Securities and Exchange Commissions
May 27, 2004
Page 2


Accordingly both this firm, by letter dated May 25th, and our law firm, by letter also dated May 25th, advised the Company, and the Company's outside securities counsel, respectively, of the foregoing, and asked that the same be corrected and rectified. The Company has chosen not to do so.

The Form 8-K signed by the Company on May 27, 2004 also fails to mention that this firm had previously informed the Company's Audit Committee of certain matters involving internal controls of the Company that this firm considered to be reportable conditions and material weaknesses under the standards of the Public Company Accounting Oversight Board.

Very truly yours,

/s/ Marcum & Kliegman LLP
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Marcum & Kliegman LLP